Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105699 and 333-121662 on Form S-3, and Registration Statement No. 333-60762 on Form S-8 of the ATP Oil & Gas Corporation and Subsidiaries of our report dated March 31, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” relating to the financial statements of ATP Oil & Gas Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Houston, Texas

March 31, 2005